Exhibit 10.8

AlphaMeld® License Agreement

between

Invea Therapeutics, INC.

2614 boston post road, suite 33AR

Guilford, CT, 06437

(hereinafter referred to as “Invea”)

and

InveniAI LLC,

2614 boston post road, suite 33B

Guilford, CT, 06437

Effective Date: October 1’2023

(hereinafter referred to as “InveniAI”)

(hereinafter called the “Party” and/or collectively called the “Parties”).

AlphaMeld® License Agreement

This AlphaMeld® License Agreement is made by and between Invea and InveniAI on the Effective Date identified above (the “Effective Date”). Appendix A (AlphaMeld License Terms) and Appendix B (Support Policy) are hereby incorporated by reference in their entirety. In the event of a conflict between the AlphaMeld License Terms and the remainder of this Agreement, the remainder of this Agreement shall control.

WHEREAS Invea is a biotechnology company focused on immune mediated inflammatory diseases (IMIDs) and wishes to obtain a license to access and use AlphaMeld® from InveniAI regarding conducting target and drug analysis across IMIDs;

WHEREAS InveniAI has proprietary Artificial Intelligence and Machine Learning based platform, “AlphaMeld®” and is willing to provide a license to Invea to access and use AlphaMeld® on terms and conditions as set forth below;

WHEREAS InveniAI and Invea are parties to that certain non-compete agreement dated as of September 19, 2023 (the “Non-Compete Agreement”), which requires InveniAI to incorporate in this Agreement restrictions prohibiting the use of AlphaMeld in the Restricted Field during the Restricted Period (each as defined in the Non-Compete Agreement);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.	Subject of the Agreement

1.1	In accordance with the terms and conditions of this Agreement Invea may access and use AlphaMeld® (as defined below) and InveniAI shall provide access thereto for the analysis of target, drug and indication analysis across IMIDs.

2	User Level: Named End User, up to 10 named End Users

3	Field: Immune Mediated Inflammatory Disorders

4	Access Level: Global

5	Delivery: InveniAI shall deliver Named End Users with secure access to AlphaMeld® from cloud within three (3) days following the Effective Date.

6	Term: Five (5) years from the Effective Date

7	Fee: Annual subscription fee of $750,000 to be paid at the beginning of each annual subscription period (each, a “Subscription Term”). The first year annual subscription fee is deferred and shall not be due until October 1, 2024. All other payments are due 30 days from each anniversary the Effective Date.

7.1	Invea will issue a purchase order to InveniAI according to Section 7 of this Agreement that is governed by and expressly references this Agreement (a “Purchase Order”). InveniAI shall promptly accept each Purchase Order in writing to Invea. No obligations or costs shall be incurred by either Party without a respective agreed Purchase Order in accordance with this Agreement. All Purchase Orders shall reference and be subject to the terms and conditions set forth in this Agreement. Any deviation from a Purchase Order shall only be made with the prior written consent of Invea. Unless otherwise expressly agreed to by the Parties a Purchase Order with reference to this Section, in the event any term or condition of any Purchase Order conflicts with this Agreement, or adds obligations to, or bestows additional rights on, any Party, such term or condition of such Purchase Order shall be null and void, and the terms and conditions of this Agreement shall prevail.

8.	InveniAI may not sub-contract or assign its obligations under this Agreement to any third party, including its Affiliates, without the prior written consent of Invea.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INVENIAI LLC

By:	/s/ Aman Kant
Name:	Aman Kant
Title:	Chief Business Officer

[Signature page to AlphaMeld License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INVEA THERAPEUTICS, INC.

By:	/s/ Michael Aiello
Name:	Michael Aiello
Title:	Chief Financial Officer

[Signature page to AlphaMeld License Agreement]

Appendix A

AlphaMeld® License Terms

1.            Definitions. Capitalized terms used in these AlphaMeld® License Terms have the meanings set forth below:

1.1.            “Access Level” means the access Invea subscribes to in relation to AlphaMeld®

1.2.            “Affiliate” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively a “Person”) who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person.

1.3.            “Algorithm” means an unsupervised machine learning model for monitoring technical breakthroughs in the Field.

1.4.            “AlphaMeld®” means InveniAI’s proprietary Artificial Intelligence and Machine Learning based platform, including all Updates and Upgrades thereto, and any software provided or made available by InveniAI that (i) is incorporated therein, or (ii) exists on a standalone basis, including where applicable, all Updates and Upgrades issued thereto.

1.5.            “Invea Materials” means (i) any information, presentations, articles, data, software, equipment or other materials, and any logos, trademarks, look and feel or other branding provided to InveniAI by or on behalf of Invea and which InveniAI hosts, uses or modifies in connection with AlphaMeld® or the services provided by InveniAI hereunder and (ii) the Output.

1.6.            “Content” means any data, or other metadata, metrics, charts, graphs, literature or other content in any form that InveniAI provides to Invea in or through AlphaMeld®, excluding Invea Materials.

1.7.            “Delivery Method” means the delivery method or medium as Invea specific cloud instance on Amazon or InveniAI cloud instance in Amazon web services and specified by Invea from time to time.

1.8.            “Documentation” means the AlphaMeld® user manuals and technical specifications InveniAI provides or otherwise makes available to Invea in electronic form or otherwise.

1.9.            “End User” means an Invea employee or consultant that Invea authorizes to use AlphaMeld® consistent with the Access Level.

1.10.           “Field” means the disease or therapeutic area of focus identified as in Section 3 (Field) of the Agreement.

1.11.            “Implementation” means the services required to configure AlphaMeld® for the uses contemplated as defined in Project Plan.

1.12.            “Log-in Details” means a unique user name and password used by an End User to access AlphaMeld® and/or Invea’s IP address (as provided by Invea to InveniAI in writing from time to time), in each case as required by InveniAI to validate access and other details (technical or otherwise) required to provide access to AlphaMeld® and its log-in process.

1.13.            “Named End User” means those End Users authorized by Invea to use AlphaMeld®, up to the number of End Users specified in Section 2 (User Level) of the Agreement.

1.14.            “Output” means all data, documents, reports, information and other material that is delivered, output or generated by or on behalf of AlphaMeld as a result of or in connection with Invea’s use thereof in accordance with the terms of this Agreement.

1.15.            “Permitted Use” means access and use of AlphaMeld® in the Field for Invea’s internal business purposes in accordance with the Documentation and the terms of this Agreement.

1.16.            “Project Plan” means a written project plan executed by both Parties referencing this Agreement.

1.17.            “Third Party” means a person other than InveniAI, Invea and their respective Affiliates.

1.18.            “Third Party Host” means a third party engaged to provide an on-line platform through which Invea will access AlphaMeld® (e.g., Amazon Web Services).

1.19.            “Update” means the release of a version of AlphaMeld® containing error corrections, fixes, patches or adjustments, but not including major structural changes and/or significant new features, such version being recognized by an increase in the value of the secondary version number (e.g., version 3.0 to be replaced by version 3.1).

1.20.            “Upgrade” means the release of a version of AlphaMeld® containing major structural changes and/or significant new features, such version being recognized by an increase in the value of the primary version number (e.g., version 3.x to be replaced by version 4.x).

2.            Access; Related Provisions.

2.1.	Access and Delivery. InveniAI, subject to these AlphaMeld License Terms, during the Term, and via the Delivery Method, will provide Invea with access to and use of AlphaMeld® at the Access Level, and for the Permitted Uses, in each case for Invea’s internal business purposes and not for resale or redistribution. During the Term, InveniAI shall provide to Invea, at no additional charge, all Updates and Upgrades, each of which constitutes AlphaMeld® and is subject to the terms and conditions of this Agreement.

2.2.	License. InveniAI hereby grants Invea a limited, non-exclusive, non-transferable (except in accordance with Section 10), non-sublicensable right and license during the Term to (i) host (or, if specified by the Project Plan or Invea’s instruction from time to time, have hosted by a Third Party Host) AlphaMeld® on a single server for use under the terms set out in these AlphaMeld® License Terms and the Agreement; (ii) access and use AlphaMeld® solely for the Permitted Use; and (iii) use and make a reasonable number of copies of the Documentation solely for Invea’s internal business purposes in connection with Invea’s use of AlphaMeld®.

2.3.	Implementation. InveniAI, subject to this Agreement will perform the Implementation services specified in the Project Plan or otherwise agreed upon by the Parties on the time schedule established. InveniAI will not be responsible for delay in the performance of the Implementation services to the extent such delay is directly caused by Invea’s delay in the performance of tasks, if any, assigned to Invea in the Project Plan.

2.4.	Support Services. InveniAI will provide to Invea technical support for AlphaMeld® under InveniAI’s then-current policies. Appendix B to these AlphaMeld® License Terms sets forth the InveniAI policies in effect as of the date of this Agreement.

2.5.	Use of Content.

2.5.1.	Invea may access, download and/or print Content as required for the Permitted Uses, and may include insubstantial portions of Content in Invea’s tangible and electronic reports and other documents to further the Permitted Uses. An “insubstantial portion” of Content means an amount of Content that: (i) a person familiar with the industry would reasonably determine has no stand-alone independent commercial value; and (ii) could not be a substitute for a subscription to AlphaMeld®.

2.5.2.	Invea will ensure that each copy of any Content and each report or other document containing Content includes the following notice with respect to the Content: “This material is reproduced under a license from InveniAI. You may not re-distribute this material in whole or in part without the prior written consent of InveniAI.”

2.6.	Restrictions

2.6.1.	Invea will limit access to AlphaMeld® solely to End Users and, where the User Level specified in Section 2 (User Level) of the Agreement is “Named End Users,” will limit the number of End Users accessing AlphaMeld® at any one time to the number of Named End Users specified in Section 2 (User Level) of the Agreement or a Project Plan or notified by Invea in writing from time to time. Invea will inform End Users of the restrictions and requirements of this Agreement, and Invea will remain solely responsible for each End User’s compliance with all the terms of this Agreement.

2.6.2.	Except as otherwise provided in this Agreement, Invea will not, and will not assist, authorize or permit any End User or other Third Party to, (a) grant any Third Party access to, possession of or use of AlphaMeld®, (b) reverse engineer, decompile, disassemble, decrypt or derive or attempt to derive source code of the AlphaMeld® software, (c) scrape, extract or download Algorithms or Content or otherwise acquire Algorithms or Content other than as authorized by this Agreement; (d) modify any portion of AlphaMeld®, (e) develop a derivative work of AlphaMeld®, (f) disclose any password, security, or other Log-in Detail to any person other than an End User with a valid need for the information, (g) use AlphaMeld® in a manner beyond the scope of the license granted in this Agreement, (h) remove, conceal or alter any identification, copyright or other proprietary rights notice or label on AlphaMeld® or Content or any report it delivers, (i) create or participate in a denial of service, hack into, make unauthorized modifications of, or otherwise impede AlphaMeld®, whether by using malware or otherwise; or (j) intercept the communications of others using AlphaMeld® or falsify the origin of Invea's or an End User's communications or attempt to do any of the foregoing.

2.6.3.	During the Restricted Period (as defined in the Non-Compete Agreement), (a) Invea will not use AlphaMeld® in the Restricted Field (as defined in the Non-Compete Agreement) and (b) within fifteen (15) business days of each anniversary of the Effective Date, Invea shall provide to InveniAI a written certification that Invea is in compliance with the terms of this Agreement.

2.7.	Malware Protection. InveniAI will use commercially reasonable, market standard efforts to ensure that AlphaMeld® is free from any virus, worm or other malware, including the use of commercially available anti-malware software.

3.	Fees and Payment.

3.1.	Fees. Invea shall pay InveniAI the fees as set forth in Section 7 (Fee) of the Agreement. Invea shall make all payments hereunder in U.S. Dollars.

3.2.	Taxes. All Fees and other amounts payable by Invea under this Agreement are exclusive of taxes and similar assessments. Invea is responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local government or regulatory authority on an y amounts payable by Invea hereunder, other than any taxes imposed on InveniAI’s income.

4.	Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether orally or in written, electronic, or other form or media, that is marked, designated, or otherwise identified as "confidential" or which the receiving Party knows or reasonably should have known to be the confidential information of the disclosing Party (collectively, "Confidential Information"). Confidential Information does not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving Party at the time of disclosure; (c) rightfully obtained by the receiving Party on a non-confidential basis from a Third Party; or (d) independently developed by the receiving Party. The receiving Party shall not disclose the disclosing Party's Confidential Information to any person or entity, except to the receiving Party's employees who have a need to know the Confidential Information for the receiving Party to exercise its rights or perform its obligations hereunder. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (i) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order; or (ii) to establish a Party's rights under this Agreement, including to make required court filings. Each Party's obligations of non-disclosure with regard to Confidential Information are effective as of the Effective Date and will expire five years from the date first disclosed to the receiving Party; provided, however, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable law), such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

5.	Intellectual Property Ownership. All right, title and interest, including all intellectual property rights, in and to AlphaMeld®, including the Algorithms incorporated therein, and the Documentation are and will remain exclusively owned by InveniAI, its licensors and their respective successors and assigns subject to Section 2.5. All right, title and interest, including all intellectual property rights in and to the Invea Material are and will remain exclusively owned by Invea, its licensors and their respective successors and assigns.

6.	Warranties. InveniAI represents and warrants that (i) AlphaMeld® will perform as described in the Documentation and (ii) it will perform all services hereunder in a workmanlike manner consistent with commercially reasonable industry standards. Each Party represents and warrants that it will comply with all applicable laws in its respective performance under this Agreement and that it has full right, power and authority to enter into this Agreement and to bind itself to the terms and conditions herein.

7.	Indemnification.

7.1.	InveniAI shall indemnify, defend, and hold harmless Invea and its Affiliates from and against any and all losses, damages, liabilities, costs (including reasonable attorneys' fees) ("Losses") incurred by Invea and its Affiliates resulting from any third-party claim, suit, action, or proceeding ("Third-Party Claim") that the AlphaMeld® or Documentation, or any use of the AlphaMeld® or Documentation in accordance with this Agreement, infringes or misappropriates such Third Party’s intellectual property rights, provided that Invea promptly notifies InveniAI in writing of the claim, cooperates with InveniAI, and allows InveniAI sole authority to control the defense and settlement of such claim. For the avoidance of doubt, InveniAI shall have no obligation under this Section to indemnify, defend or hold harmless Invea against a Third-Party Claim to the extent such Third-Party Claim would not have occurred but for Invea’s unauthorized use of AlphaMeld® or the Documentation.

7.2.	If such a Third-Party Claim is made or appears possible, Invea agrees to permit InveniAI, at InveniAI’s sole cost and expense, to (A) modify or replace the AlphaMeld® or Documentation, or component or part thereof, to make it non-infringing, or (B) obtain the right for Invea to continue use. If, despite InveniAI’s commercially reasonable efforts, neither (A) nor (B) is feasible, as determined in InveniAI’s reasonable discretion, then either Party may terminate the Agreement and InveniAI shall, within thirty (30) days, refund to Invea a pro rata share of all amounts, if any, prepaid for the then-current Subscription Term which share will correspond to the percentage of the total then-current Subscription Term represented by the portion of such period remaining after the effective date of termination.

8.	Limitation of Liability. EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS SECTION, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE. The exclusions and limitations in this Section do not apply to claims pursuant to Section 7 (Indemnification) and Section 4 (Confidential Information).

9.	Term and Termination.

9.1.	Term. The term of this Agreement begins on the Effective Date and, unless terminated earlier pursuant to any of the Agreement’s express provisions, will continue in effect for five (5) years from the Effective Date (the “Term”).

9.2.	Termination. In addition to any other express termination rights set forth in this Agreement: (i) Invea may terminate this Agreement, for any reason or no reason, upon ninety (90) days prior written notice to InveniAI; (ii) either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party breaches this Agreement, and such breach: (A) is incapable of cure; or (B) being capable of cure, remains uncured thirty (30) days after the non-breaching Party provides the breaching Party with written notice of such breach; (iii) either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party: (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (B) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) makes or seeks to make a general assignment for the benefit of its creditors; or (D) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; and (iv) InveniAI may terminate this Agreement immediately upon written notice if Invea breaches Section 2.6.

9.3.	Effect of Expiration or Termination. Upon expiration or earlier termination of this Agreement, the license granted hereunder will also terminate and Invea shall cease using the AlphaMeld® and Documentation. Within thirty (30) days of expiration or termination, (A) Each Party shall return or destroy all of the other Party’s Confidential Information then in its possession and (B) InveniAI shall refund to Invea a pro rata share of all amounts, if any, prepaid for the then-current Subscription Term which share will correspond to the percentage of the total then-current Subscription Term represented by the portion of such period remaining after the effective date of termination. This Section 9.3 and Sections 1 (Definitions), 4 (Confidential Information), 5 (Intellectual Property Ownership), 7 (Indemnification), 8 (Limitation of Liability) and 10 (Miscellaneous) survive any termination or expiration of this Agreement.

10.	Miscellaneous. No failure to exercise, and no delay in exercising, on the part of either Party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. Neither Party may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void, except that Invea may assign or transfer this Agreement without such consent to its Affiliates, in connection with a change of control or to its successor in interest by way of merger, acquisition or sale of all or substantially all of its assets. The terms of this Agreement shall be binding upon assignees. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond such Party’s reasonable control. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement is governed by and construed under the laws of the State of Delaware, without regarding to its conflict of laws principles. Any claim, suit, controversy, or cause of action arising under or relating to this Agreement shall be brought in the state or federal courts located in New Castle County, Delaware, and the parties agree to the exclusive personal jurisdiction of such courts. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY. Any waivers hereunder or amendments to this Agreement shall be effective only if made in writing and signed by a representative of each party authorized to bind such party. This Agreement, together with any and all Project Plans entered into hereunder, is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. The Parties are independent contractors. This Agreement does not create a partnership, joint venture, agency, fiduciary or employment relationship between the parties. This Agreement may be executed by electronic means and in counterparts, which taken together shall form one legal instrument. For purposes of this Agreement the word “including” and correlative terms means inclusion without limitation.

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Appendix B

SUPPORT pOLICY